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                        Kramer, Levin, Naftalis & Frankel
                                 919 Third Ave.
                               New York, NY 10022



                                  April 3, 1998


Twinlab Corporation
2120 Smithtown Avenue
Ronkokoma, New York 11779
Attn:  Board of Directors




          Re:  Twinlab Corporation
               Registration Statement on Form S-3
               (File No. 333-48091)

Ladies and Gentlemen:

                  We have acted as counsel to Twinlab Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing of the above-captioned Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the public offering of (i) 4,000,000 shares of common stock, par value $1.00 per share of the Company (the "Common Stock"), to be sold by the Company and 4,000,000 shares of Common Stock to be sold by certain stockholders of the Company (the "Selling Stockholders") (the "Firm Shares") and up to 1,200,000 shares of Common Stock (the "Additional Shares") to be sold by the Company and the Selling Stockholders upon exercise of an option granted by the Company and the Selling Stockholders to Bear, Stearns & Co. Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Adams, Harkness & Hill, Inc., Lehman Brothers, Inc. and Salomon Smith Barney, as representatives of the certain underwriters (the "Representatives"), to cover over-allotments of the Shares, pursuant to an underwriting agreement to be entered into by and among the Company, the Selling Stockholders and the Representatives (the "Underwriting Agreement"). The Firm Shares and the Additional Shares are collectively referred to herein as the "Shares".

                  As such counsel, we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. In rendering this opinion, we have (a) assumed (i) the genuineness of all signatures on all documents examined by us, (ii) the authenticity of all documents submitted to us as originals, and (iii) the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the
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Twinlab Corporation
April 3, 1998
Page 2

originals of such copies; and (b) relied on (i) certificates of public officials and (ii) as to matters of fact, statements and certificates of officers of the Company.

                  We are attorneys admitted to the Bar of the State of New York, and we express no opinion as to the laws of any other jurisdiction other than the laws of the United States of America and the General Corporation Law of the State of Delaware.

                  Based upon the foregoing, we are of the opinion that (a) the Shares being offered by the Company have been validly authorized and, when issued and sold in accordance with the terms set forth in the Underwriting Agreement, will be validly issued, fully-paid and non-assessable shares of Common Stock of the Company; and (b) the Shares being offered by the Selling Stockholders have been duly and validly authorized and issued and are fully paid and non-assessable.

                  We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving such consent we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                                        Very truly yours,

                                        /s/ Kramer, Levin, Naftalis & Frankel